UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2014

KiOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35213	51-0652233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13001 Bay Park Road, Pasadena, Texas 77507

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 694-8700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

First Amendment to Protective Advance Loan and Security Agreement

On November 6, 2014, KiOR, Inc. (“KiOR”) and its wholly-owned subsidiary Kior Columbus LLC (“KiOR Columbus,” together, with KiOR, the “Company”), KFT Trust (the “Lender” and, together with other lenders who may become party to the agreement from time to time, the “Lenders”) and KFT Trust in its capacity as agent (the “Agent”) for the Lenders entered into a First Amendment (the “First Amendment”) to the Protective Advance Loan and Security Agreement by and among the Company and the Lenders, dated as of July 17, 2014 (the “Original Agreement” and, together with the First Amendment, the “Protective Advance Agreement”). The First Amendment is effective as of October 31, 2014.

The First Amendment, among other things, (i) increases the aggregate commitment by the Lenders to make protective advance loans (each, a “Protective Advance” and, collectively, the “Protective Advances”) from $15 million to $17.7 million and (ii) modifies the maturity date, so that the entire principal balance of the Protective Advances and all accrued but unpaid interest is due and payable on the earlier of (i) November 14, 2014 and (ii) date on which all Protective Advances and other Secured Obligations become due and payable pursuant to the terms of the Protective Advance Agreement.

On November 7, 2014, KFT Trust made a Protective Advance to KiOR in the aggregate principal amount of $1,102,691.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Disclosure of Related Party Transactions

Vinod Khosla is a trustee and beneficiary of KFT Trust. He is also the managing member of VK Services, LLC which is the manager of Khosla Ventures Associates II, LP (“KVA II”) and Khosla Ventures Associates III, LP (“KVA III”). KVA II and KVA III are the general partners of Khosla Ventures II, LP and KV III, respectively, who are stockholders of KiOR. Certain shares of Class A common stock of KiOR are held by an entity affiliated with Mr. Khosla, and Mr. Khosla may be deemed to have indirect beneficial ownership of such shares. As a result, each of Khosla Ventures, KV III and Mr. Khosla may be deemed to possess voting and investment control over (and indirect beneficial ownership of) approximately 63% of the outstanding shares of Class A common stock of KiOR. Samir Kaul, a director of KiOR, is also a member of KVA II and KVA III. Khosla Ventures is a significant stockholder of KiOR.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03. The obligations of the Company under the Protective Advance Agreement, including the material terms under which such obligations may be accelerated or increased, were previously disclosed in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2014, which is incorporated by reference into this Item 2.03.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

As previously disclosed, on July 3, 2014, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with the Mississippi Development Authority, acting for and on behalf of the State of Mississippi (the “MDA”). Under the Forbearance Agreement, the MDA agreed to forebear from exercising its rights and remedies with respect to the Company’s default of certain payment obligations under the Loan Agreement, dated as of March 17, 2011, by and between KiOR Columbus and the MDA (collectively, with other related agreements, the “Loan Documents”). KIOR is a guarantor under the Loan Documents.

On November 3, 2014, the Company received a Notice of Default and Acceleration from the MDA (the “MDA Notice”) notifying the Company that the forbearance period expired on October 31, 2014 and that all obligations under the Loan Documents are due and payable within three (3) business days from November 3, 2014. As of October 31, 2014, the aggregate amount due and payable to the MDA is $78,572,515.34 plus any expenses incurred by the MDA that also constitute “Obligations” of the Company under the Loan Documents.

The above-mentioned MDA Notice constitutes an event of default that accelerates the Company’s obligations under the following debt agreements:

•	Loan and Security Agreement, dated January 26, 2012, among the Company and each of 1538731 Alberta Ltd. as agent and lender, 1538716 Alberta Ltd. and KFT Trust, as amended on March 17, 2013, October 21, 2013 and March 31, 2014. As of November 3, 2014, an aggregate amount of approximately $127.8 million is immediately due and payable. As a result of the MDA Notice, the loan accrues an additional four percent (4%) per annum default interest rate.

•	Senior Secured Convertible Promissory Note Purchase Agreement, dated October 18, 2013, among the Company, KiOR Columbus, KV III, KFT Trust and VNK Management, LLC and KV III in its capacity as agent, as amended on October 20, 2013 and on March 31, 2014. As of November 3, 2014, an aggregate amount of approximately $95.7 million is immediately due and payable.

•	Senior Secured Convertible Promissory Note Purchase Agreement, dated March 31, 2014, as amended on July 3, 2014, among the Company, KiOR Columbus and KFT Trust and KFT Trust in its capacity as agent. As of November 3, 2014, an aggregate amount of approximately $10.4 million is immediately due and payable.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	First Amendment to Protective Advance Loan and Security Agreement, dated as of November 6, 2014, among the Company, the Lenders and KFT Trust, Vinod Khosla, Trustee as agent for the Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KiOR, INC.

Date: November 7, 2014	By	/s/ Christopher A. Artzer
Christopher A. Artzer
President, Interim Chief Financial Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	First Amendment to Protective Advance Loan and Security Agreement, dated as of November 6, 2014, among the Company, the Lenders and KFT Trust, Vinod Khosla, Trustee as agent for the Lenders